Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 6, 2020, (June 25, 2020 as to the effects of the reverse stock split described in Notes 2 and 12) relating to the financial statements of Kiromic BioPharma, Inc. appearing in Registration Statement No. 333-238153 on Form S-1 of Kiromic BioPharma, Inc.

/s/ Deloitte & Touche LLP

Houston, Texas

January 22, 2021